Exhibit 10.1

EVANS BANK EXCELS PLAN
(AS PART OF THE SHORT-TERM INCENTIVE COMPENSATION PROGRAM)
(NAMED EXECUTIVE OFFICERS & SENIOR LEADERSHIP TEAM)

ARTICLE I
Establishment, Purpose and Duration

1.1 Establishment.  The Evans Bank Excels Plan (the “Plan”) is adopted Evans Bank (the “Bank”), effective as of February 16, 2021 (the “Effective Date”).

1.2 Purpose.  The objective of the Plan is to optimize the profitability and growth of the Bank (including Evans Bancorp, Inc. (the “Company”), the bank holding company for the Bank, and other affiliates) through incentives consistent with the Bank’s goals and core values in order to link and align the personal interests of the Participants with the incentive for individual and overall performance of the Bank, while maintaining safety and soundness of the Bank.  This Plan is further intended to provide flexibility to the Bank in its ability to motivate, attract and retain the services of Participants who make significant contributions to the Bank’s success and to allow Participants to share in the success of the Bank.

1.3 Duration of this Plan.  This Plan shall commence on the Effective Date, and shall remain in effect until terminated, modified or amended in accordance with Section 4.1 of the Plan.

ARTICLE II
Certain Definitions

Whenever used in this Plan, the following words and phrases shall have the meanings specified:

2.1 “Base Salary” means the Participant’s annual rate of base salary paid during each calendar year, excluding bonuses and other forms of variable income, fringe benefits, reimbursements, etc.

2.2 “Bonus Award” means an annual bonus paid as a cash lump sum under the Plan.

2.3 “Committee” means the Human Resource & Compensation Committee of the Bank or the Company, as applicable.

2.4 “Eligible Employee” means employees who are members of the senior leadership team of the Bank, as determined in the sole discretion of the Committee, and who are employed by December 1st of each Plan Year.

2.5 “Plan Year” means the Bank’s fiscal year, which is the calendar year.

2.6 “Participant” means an Eligible Employee who has been notified by the Committee that he or she has been selected to participate in this Plan for the current Plan Year.

ARTICLE III
Annual Cash Bonuses

3.1 Bonus Award.

(a) No later than 120 days after the commencement of each Plan Year, the Committee shall set performance objectives pursuant to Section 3.2 for each Participant in an incentive work sheet or other form as deemed appropriate (the “Work Sheet”), which shall be included with the minutes of the Committee following their approval and provided or disclosed to each Participant, as necessary.  If the performance objectives for the Participant are accomplished, the Participant shall receive a Bonus Award under the Plan equal to a designated percentage of the Participant’s Base Salary, as determined by the Committee in its sole discretion and set forth in the Participant’s Work Sheet.

(b) In addition to the attainment of the performance objectives set forth by the Committee for the Participant in the Work Sheet, payment of the Bonus Award is also contingent on the Bank’s and/or the Participant’s overall performance level being satisfactory or attained at “threshold level,” as determined by the Committee.  The Committee shall have the final authority to determine whether the Bank and/or any Participant has satisfied these requirements.

(c) If an Eligible Employee becomes a Participant at any time after the beginning of a Plan Year, the Bonus Award payable to that Participant may be pro-rated (at the sole discretion of the Committee), in which case the percentage of Base Salary that constitutes the Bonus Award for that Plan Year shall be multiplied by a fraction, where the numerator is the number of days that the individual was a Participant during the Plan and the denominator is 365.

3.2 Performance Objectives.

(a) Payment of Bonus Awards in any Plan Year is contingent upon the performance objectives specified by the Committee for any Participant being met by the Bank and/or Participant. The specific performance objectives are determined annually by the Committee and are subject to change by the Committee, but generally include objective performance targets focused on financial performance, profitability growth, asset quality, and risk management, including, but not limited to, net income, return on average assets, return on equity, net loan growth, asset quality, efficiency ratio (including as compared to a peer group) and subjective, discretionary performance targets, such as particular qualitative factors for each Participant, based on his or her duties for the Bank or the satisfaction of, or continue adherence to, the Bank’s strategic business plan.

(b) Each performance objective may specify levels of achievement of goals (e.g., ranging from below threshold level to stretch level) and be weighted based on priority as a percentage of the total Bonus Award payable to the Participant.  The weight of each performance objective attributable to a Participant shall be set forth in his or her Work Sheet.

3.3 Termination of Employment.  Unless otherwise determined by the Committee, a Participant who is not actively employed as of the payout date for his or her Bonus Award shall forfeit the Bonus Award.  Unless otherwise determined by the Committee, in the event of the Participant’s death, disability or retirement during the Plan Year, the Participant shall be entitled to a pro-rata portion of the Bonus Award that would have been earned by the Participant, in which case the Bonus Award shall be multiplied by a fraction, where the numerator is the number of days that the individual was a Participant during the Plan Year and the denominator is 365.

For purposes of this Section 3.3, the Participant’s termination from employment constitutes a “retirement” shall be determined in the sole discretion of the Committee.  The Participant’ shall be deemed to have incurred a “disability” if the Participant meets the definition of “disability” or “disabled” under the Bank’s long-term disability plan or arrangement for at least six (6) months.

3.4 Time of Payout.  No later than 75 days after the close of the Plan Year for which performance is measured, the Bonus Award will be paid to the Participant in a cash lump sum, through the Bank’s regular payroll practices, including all applicable withholdings.  Bonus Awards under the Plan are intended to be exempt from Section 409A of the Internal Revenue Code under the “short term deferral rule” set forth in Treasury Regulations Section 1.409A-1(b)(4).  The Bonus Awards shall be certified by the Committee.

ARTICLE IV
Amendments, Termination and Clawback

4.1 Right to Amend or Terminate.  The Committee may amend or terminate this Plan at any time without the consent of any Participants.  The Committee has the authority to adjust the Bonus Award (both positively or negatively) in the event of extraordinary, non-recurring or unusual circumstances or events, as determined in the sole discretion of the Committee.

4.2 Clawback.  Notwithstanding any provision of the Plan or Work Sheet to the contrary, any Bonus Award received under the Plan shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any applicable Company or Bank clawback policy or any applicable law, rule or regulation, as may in effect from time to time.

ARTICLE V
Miscellaneous

5.1 Binding Effect.  This Plan shall be binding on the Participants, the Bank and their beneficiaries, survivors, executors, successors, administrators and transferees.

5.2 No Guarantee of Employment.  This Plan is not an employment policy or contract. It does not give any Participant the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Participant. It also does not interfere with the Participant’s right to terminate employment at any time.

5.3 Non-Transferability.  Bonus Awards under this Plan cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

5.4 Applicable Law.  The Plan and all rights hereunder shall be governed by the laws of the State of New York, except to the extent preempted by the laws of the United States of America.

5.5 Entire Agreement.  This Plan constitutes the entire agreement between the Bank and each Participant as to the subject matter hereof.  No rights are granted to the Participant by virtue of this Plan other than those specifically set forth herein.

5.6 Administration.  This Plan has been authorized by the Board of Directors of the Bank.  The Committee shall have powers which are necessary to administer this Plan, including but not limited to:

(a)	Interpreting the provisions of the Plan, including the determining the amount of Bonus Awards payable hereunder;

(b) Determine the persons eligible to participate in the Plan;

(c) Maintaining a record of benefit payments;

(d) Establishing rules and prescribing any forms necessary or desirable to administer the Plan; and

(e) Allocating all or a portion of its responsibilities (at its sole discretion) to any one or more of its members, including to other disinterested members of the Board of Directors of the Company or the Bank, and to the Chief Executive Officer and Chief Administrative Officer, as appropriate.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Bank has adopted this Plan on the date set forth below.

EVANS BANK

February 16, 2021	By:	/s/ David J. Nasca
Date

EVANS BANK EXCELS PLAN
WORKSHEET TEMPLATE

[Name]
[Position]

Salary = $___________________

PERFORMANCE
RESULT FACTORS

Bonus Award Amount

___% of Base Salary or $_________

Weight	Summary of Criteria

Total = 100%	n/a

Notes: